Exhibit 10.5

BRIGGS & STRATTON CORPORATION

Form 10-Q for Quarterly Period Ended December 26, 2010

Exhibit 10.5

SUMMARY OF DIRECTOR COMPENSATION

Effective January 26, 2011

DIRECTOR COMPENSATION

Each nonemployee director receives an annual retainer fee of $150,000, of which $75,000 is payable in cash and $75,000 is payable in deferred shares of the company’s common stock. In addition, the chairs of the Audit, Compensation, Finance and Nominating & Governance Committees each receives $10,000 in deferred stock annually, and each member of the Audit Committee receives $5,000 in deferred stock annually.

The deferred shares are credited to the director’s account in the Deferred Compensation Plan for Directors (the “Plan”). They vest when the director retires as a director. While the director is serving on the board, the stock accrues additional shares of deferred stock in lieu of a cash dividend. Under the Plan, any nonemployee director may also elect to defer receipt of all or a portion of his or her director’s cash compensation until any date but no later than the year in which the director attains the age of 73 years. Participants may elect to have cash deferred amounts (1) credited with interest quarterly at 80% of the prevailing prime rate, or (2) converted into common share units based on the deferral date closing price of the company’s common stock. Any balance in the common stock account will be credited with an amount equivalent to any dividend paid on the common stock, which will be converted into additional common share units. Common share units may be distributed in cash or stock at the election of the directors.

Nonemployee directors are provided with $150,000 of coverage under Briggs & Stratton’s Business Travel Accident Plan while on corporate business.

Nonemployee directors are encouraged to use company products to enhance their understanding and appreciation of the company’s business. Each such director may purchase at retail up to $10,000 annually of company products and products powered by the company’s engines. The company reimburses directors for the purchase price of these products. The amount of the reimbursement is included in the director’s taxable income.